                                                                EXHIBIT (d)(iv)

November 15, 2004

Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Capital Trust and Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Investments

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.


                                    NET OPERATING         GUARANTEED
             FUND                   EXPENSE LIMIT           THROUGH
SCHWAB CALIFORNIA TAX-FREE
YIELDPLUS FUND INVESTOR SHARES          0.64%              11/14/05

SCHWAB CALIFORNIA TAX-FREE
YIELDPLUS FUND SELECT SHARES            0.49%              11/14/05

SCHWAB TAX-FREE YIELDPLUS FUND
INVESTOR SHARES                         0.64%              11/14/05

SCHWAB TAX-FREE YIELDPLUS FUND
SELECT SHARES                           0.49%              11/14/05

Sincerely,

___________________________________      _______________________________________
Stephen B. Ward,                         Pamela Saunders,
Senior Vice President and Chief          Senior Vice President, AMPS Development
Investment Officer, Charles Schwab       and Distribution Charles Schwab
Investment Management, Inc.              & Co., Inc.

cc:   Koji Felton
      Mini Jande
      Jen Norman
      Jody Stuart
      Tai-Chin Tung